FIRST NIAGARA FINANCIAL GROUP, INC. TO CONDUCT SECOND STEP
           CONVERSION OFFERING AND ACQUIRE FINGER LAKES BANCORP, INC.

Lockport, New York- (July 22, 2002) The Board of Directors of First Niagara Financial Group, Inc. (the "Company") (Nasdaq: FNFG) announced that the Board of Directors of First Niagara Financial Group, MHC (the "MHC") has adopted a Plan of Conversion (the "Plan") to convert the MHC to a capital stock corporation (the "Conversion"). The MHC, headquartered in Lockport, New York, owns approximately 62% of the outstanding common stock of the Company. Public stockholders own the remaining shares. The Company owns 100% of the outstanding capital stock of First Niagara Bank, Cayuga Bank and Cortland Savings Bank.

Pursuant to the Plan, the Company will conduct a subscription offering of common stock to eligible current and past depositors. Shares not subscribed for in the subscription offering are expected to be available for sale in a community offering to the general public. The number and price of shares to be issued in the Conversion offering (the "Offering") will be based on an independent appraisal that has yet to be performed.

The Company also announced that a definitive merger agreement (the "Agreement") has jointly been signed by First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc., pursuant to which the Company will acquire all of the outstanding shares of Finger Lakes Bancorp, Inc. (Nasdaq:FLBC) (the "Acquisition"). Finger Lakes Bancorp, Inc. is the holding company of Savings Bank of the Finger Lakes.

The Conversion, Offering and Acquisition are expected to be completed in the first quarter of 2003 and will be consummated simultaneously. Upon consummation of the Conversion, the MHC will cease to exist and its shares of Company stock will be cancelled. Existing shares of the Company's common stock held by its public stockholders will be exchanged for new shares of the Company, pursuant to an exchange ratio based on the minority ownership percentage of the independent appraisal described above.

The Company will pay $20 per share for each outstanding share of Finger Lakes Bancorp. The purchase price represents 171% of Finger Lakes book value as of June 30, 2002, 21.7 times second quarter 2002 annualized earnings and 11.4 times second quarter 2002 annualized earnings including anticipated after tax expense savings. 50% of the consideration will be in First Niagara Conversion Stock, and 50% will be in cash. It is expected that the aggregate purchase price of the transaction will be approximately $67 million.

"We have successfully put to work the capital raised in our 1998 initial public offering and we are now poised for further strategic growth," William E. Swan, Chairman, President & CEO of First Niagara Financial Group, Inc. and First Niagara Bank said. "We have chosen to undergo a stock conversion and to make what we believe is a very favorable acquisition which will connect our western and central New York markets. The additional capital we raise in the stock offering will help support future growth internally and through acquisitions."

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Conversion & Acquisition
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As a result of the Acquisition, Savings Bank of the Finger Lakes will be merged into First Niagara Bank. Chairman, President and CEO of Finger Lakes Bancorp, Inc., G. Thomas Bowers, will join First Niagara Financial Group, Inc.'s Board of Directors and provide continued leadership. Commenting on the agreement, Bowers said, "The New York banking industry is consolidating, and the Board of Directors believes this agreement is in the best interests of our shareholders. This is an opportunity to join forces with an outstanding banking company that, like Finger Lakes, has long provided superior community banking products while valuing their employees and community."

Cost efficiencies have been identified within this acquisition and some management, support and administrative positions held by Finger Lakes Bancorp, Inc. staff will be eliminated. Those displaced will be offered severance, opportunities to post for positions within First Niagara Financial Group and its subsidiaries for which they are qualified, and outplacement assistance.

The Merger, exclusive of the "second step" offering, is anticipated to be accretive to First Niagara Financial Group's estimated earnings per share by 6.7% based on conservative, achievable, anticipated cost savings of approximately $4.25 million pre-tax. Finger Lakes gives First Niagara market share in 3 adjacent counties that it does not currently operate in, Ontario, 13.29%; Seneca, 7.43%; and Tompkins, 5.01%. The transaction also gives First Niagara the number 3 market share rank in Ontario County, and further strengthens its number 1 market share in Cayuga County.

The Acquisition is subject to the approval of Finger Lakes Bancorp, Inc.'s stockholders. The Conversion with the Acquisition are subject to the approval of First Niagara Bank's depositors and First Niagara Financial Group Inc.'s public stockholders. The transactions are also subject to the approval of bank regulatory authorities, as well as other customary conditions. The Agreement provides for breakup fees if the Agreement is terminated under certain circumstances.

A conference call concerning the Conversion and Acquisition announcement will be held at 2:00 p.m. Eastern Standard Time on Monday, July 22, 2002. Interested shareholders, investors and analysts should call (888) 694-4767 to participate. A copy of an investor handout will be available on our website at www.firstniagarafinancial.com.

First Niagara Financial Group, Inc. is the parent of three community banks and operates a total of 39 branches, 75 ATMs, a telephone service center and two loan production offices in the western and central portions of New York State. As of June 30, 2002, First Niagara Financial Group, Inc. had assets of $2.9 billion, deposits of $2.1 billion and equity of $272.3 million. Finger Lakes Bancorp, Inc. is the stock holding company of the Savings Bank of the Finger Lakes, a federal savings bank headquartered in Geneva, New York. The Savings Bank of the Finger Lakes operates seven branch offices and nine ATMs in Geneva, Seneca Falls, Ithaca, Canandaigua and Auburn. As of June 30, 2002, Finger Lakes Bancorp, Inc. had assets of $387.8 million, deposits of $265.1 million and equity of $37.1 million.

In June, First Niagara Financial Group, Inc. announced its decision to combine its banking subsidiaries. First Niagara Bank, Auburn-based Cayuga Bank and Cortland-based Cortland Savings Bank, currently operate as separate entities, will become one bank branded under the First Niagara Bank name. Subject to regulatory approval, these changes are expected to become effective in the fourth quarter of this year, prior to consummation of the Conversion and

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Acquisition. The Company also announced its plans to convert the state charters of First Niagara Financial Group, Inc., First Niagara Financial Group, MHC and the unified First Niagara Bank, to a federal charter regulated by the Office of Thrift Supervision, pending shareholder and regulatory approval.

This news release contains certain forward-looking statements about the proposed Conversion and the merger of First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc. These include statements regarding the anticipated consummation date of the transactions, anticipated cost savings and anticipated future results.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, difficulties in achieving cost savings or in achieving such savings within the expected time frame, difficulties in integrating First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc., increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which First Niagara Financial Group, Inc. and Finger Lakes Bancorp, Inc. are engaged and changes in the securities markets.

The proposed transaction will be submitted to Finger Lakes Bancorp's stockholders for their consideration. First Niagara Financial Group and Finger Lakes Bancorp will file a registration statement, a joint proxy statement/prospectus and other relevant documents concerning the proposed transaction with the SEC. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about First Niagara Financial Group and Finger Lakes Bancorp, at the SEC's Internet site (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the SEC filings that will be incorporated by reference in the joint proxy statement/prospectus can be obtained, without charge, by directing a request to First Niagara Financial Group, Investor Relations, Christopher J. Thome, P.O. Box 514, Lockport, NY 14095-0514. (716)625-7645 or to Finger Lakes Bancorp, Investor Relations, Terry
L. Hammond, 470 Exchange Street, Geneva, NY 14456, (800)861-0120 ext.2122.

Finger Lakes Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Finger Lakes Bancorp in connection with the merger. Information about the directors and executive officers of Finger Lakes Bancorp and their ownership of Finger Lakes Bancorp common stock is set forth in the proxy statement, dated March 15, 2002, for Finger Lakes Bancorp's 2002 annual meeting of stockholders, as filed with the SEC on a Schedule 14A. Additional information regarding the interests of these participants may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available.

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Conversion & Acquisition
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Corporate Information

First Niagara Financial Group, Inc.          Transfer Agent and Registrar
6950 South Transit Road                      Mellon Investor Services, LLC
P.O. Box 514                                 P.O. Box 3315
Lockport, New York  14095-0514               South Hackensack, NJ  07606
Telephone (800) 201-6621                     Telephone (877) 785-9670
www.firstniagarafinancial.com                www.melloninvestor.com


Press releases are being distributed by PR Newswire and can be found on the Internet, as well as appropriate trade media and financial disclosure circuits. News, analyst presentations and other information about the Corporation are available on the Internet at the Corporation's website, www.firstniagarafinancial.com. For additional information about First Niagara Financial Group, Inc. please contact:


Investor Relations:                          Media Relations:
Christopher J. Thome                         Leslie G. Garrity
Assistant Vice President,                    Assistant Vice President
Reporting and Investor Relations Manager     Public Relations and Corporate
(716) 625-7645                                  Communications
chris.thome@firstniagarabank.com             (716) 625-7528
                                             leslie.garrity@firstniagarabank.com


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